Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation or Organization
Powerhouse One, LLC	Tennessee
Lincoln Farm I, LLC	Tennessee
Lincoln Farm II, LLC	Tennessee
Lincoln Farm III, LLC	Tennessee
Lincoln Farm IV, LLC	Tennessee
SunGen StepGuys, LLC	Maine
SunGen Mill 77, LLC	Maine